Exhibit 3.3
Amendment To The By-laws
Of
Ultralife Batteries, Inc.
The By-Laws of Ultralife Batteries, Inc. duly adopted by the Board, are hereby amended by replacing the first sentence of Article III, Section 1 in its entirety with the following:
ARTICLE III-DIRECTORS
SECTION 1. NUMBER AND TERM. — Except as otherwise provided in the certification of incorporation, the number of directors which shall constitute the whole Board shall be nine.
Except as modified herein, the By-Laws remain the same.